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   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934

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[ ]       Preliminary Proxy Statement
[ ]       Confidential, for Use of the Commission Only (as
          permitted by Rule 14A-6 (e)(2))
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[X]       Soliciting Materials Pursuant to ss.240.14a-11c or
          SS.240.14a-12



               Aberdeen Australia Equity Fund Inc
        (Name of Registrant as Specified In Its Charter)

                        Phillip Goldstein
   (Name of Person(s)Filing Proxy Statement if other then the
                           Registrant)


Opportunity Partners L.P.
 60 Heritage Drive, Pleasantville, NY 10570
(914) 747-5262 // Fax: (914) 747-5258

March 31, 2003

URGENT: IAF SHAREHOLDERS NEED TO ACT NOW!

Dear Fellow Shareholder:

You and I appear to be the victims of an agreement that looks a lot like greenmail.

The board of directors of Aberdeen Australia Equity Fund ("IAF" or our "Fund") and its largest shareholder, Bankgesellschaft Berlin AG (the "Bank") recently negotiated a deal whereby our Fund will buy the Bank's shares but almost nobody else's. In return, the Bank agreed to vote its shares (1) for leveraging IAF's assets, (2) for issuing preferred stock that can make open-ending virtually impossible, (3) for an increased management fee and (4) against a shareholder proposal to open-end our Fund. The Bank's investment professionals ordinarily would never vote this way. Why now? The answer is that its vote is a quid pro quo for a discriminatory tender offer that will allow the Bank (but hardly any other shareholders) to sell virtually all its shares back to our Fund. In other words, the Bank has agreed to barter its votes for a chance to exit IAF at the expense of other shareholders. Both the Bank and IAF's management know that non-tendering shareholders will suffer as a result of the Bank's vote. Aberdeen will benefit by continuing to collect advisory fees indefinitely and the Bank will be gone. Only the non-tendering shareholders, i.e., almost every shareholder other than the Bank will bear the full brunt of their treachery!.

How did this situation come about and what can we do about it?
Please read on.

Bankgesellschaft Berlin AG is a German bank that was on the verge of financial collapse just a few years ago due to defaults on its risky real estate loans. It was bailed out by a capital injection of $1.62 billion from its largest shareholder, the city-state of Berlin. On the other hand, the Bank's investments in closed-end funds, which it purchased at a discount to net asset value ("NAV") and sold at or close to NAV, usually as a result of pressure from the Bank or another shareholder activist, were bright spots in an otherwise bleak financial picture.

With several successes under its belt, on October 22, 2002, the Bank purchased over five million shares of IAF in a private transaction representing more than 30% of the outstanding shares at a discount to NAV in excess of 20%. Its goal, according to its SEC filing, was "to maximiz[e] the return on its investment [by among other things] urging the board of the Fund to initiate the process of open-ending the Fund." Open-ending would eliminate the discount for all shareholders. Armed with its huge position in our Fund, it would have been fairly easy for the Bank to achieve an open-ending.

Two months later, the Bank made its move. In a filing with the SEC, it disclosed its intent to (1) elect four nominees to the board of directors, (2) propose terminating the investment management agreements between our Fund and two Aberdeen affiliates, and (3) eliminate "Aberdeen" from our Fund's name and rename it "The Australia Equity Fund." What was the response from Aberdeen and the directors that owed their positions to Aberdeen? Read on.

While the Bank was struggling to avoid insolvency, Aberdeen Asset Management, our Fund's investment advisor, was having its own problems. In the United Kingdom where it enjoyed a major presence, it was being attacked by shareholders, politicians, the press and the Financial Services Authority, Britain's SEC as the chief villain in a scandal involving so-called split capital trusts, closed-end funds with several classes of shares and/or debt. Since early 2000, as stock markets around the world began to fall, common shareholders in the highly leveraged split capital trusts watched helplessly as their investments melted away to virtually nothing. Investors lost their life savings and Aberdeen was being blamed for it. (Incredibly, Aberdeen is now proposing that we vote to leverage IAF without fully disclosing how investors in its split capital trusts have suffered from leverage.)

With the prospect of a hefty fine from the FSA and an avalanche of lawsuits from shareholders that were wiped out in its split capital trusts, Aberdeen's own business was deteriorating. Its stock price followed suit, falling more than 90% from its peak in 2000. Aberdeen knew that if IAF were to open-end, its fees would quickly decline due to shareholder redemptions. Desperate to derail the Bank's plan to open-end IAF, Aberdeen and our Fund's lawyers concocted an unethical scheme to frustrate any attempt by shareholders to democratically effect change. Specifically, the board of directors adopted a number of measures designed to keep our Fund closed-end with Aberdeen in charge. Knowing they would almost certainly lose in a fair election, the measures the board adopted are as draconian as anything this side of Baghdad. They include:

    Establishing "qualifications" for nominees for director that have nothing to do with the duties of a director and that virtually no shareholders can meet. (The board made sure to exempt its own members from these "qualifications.")

    Adopting a bylaw requiring a director to be elected by a majority of all outstanding shares. Accordingly, an incumbent director could conceivably keep his position even if a challenger receives 90% of the votes cast.

    Adopting a bylaw that provides that a shareholder owning more than 10% of the outstanding shares (like the Bank) cannot vote its shares for directors.

    Adopting bylaws that make any director who is not an incumbent a "second class" director by depriving him of the power to undo certain measures implemented by the incumbents.

Are these things legal? The answer is almost certainly "No" because they are a breach of fiduciary duty since their primary purpose is to impede or frustrate the ability of shareholders to vote for change. If a shareholder sued, the court would almost certainly invalidate them. Ah, but there's the rub. People get away with lots of things that are illegal until somebody hauls them into court. In this instance, the Bank would have had to hire a lawyer to challenge the board's outrageously anti-democratic actions. But, given the situation it was in, the Bank's management did not fancy commencing litigation.
Meanwhile, stories appeared in the local German newspapers, likely planted by Aberdeen, painting the Bank as a "raider." The Bank's upper management, already dealing with the fallout from its near-collapse, must have been pained by these new developments. They could take the high road and litigate on behalf of all shareholders or they could choose the path of least resistance and try to cut a deal with Aberdeen. Faced with a choice of fight or flight, they chose, as we now know, flight.

With the Bank weakened and gun shy, Aberdeen pressed its advantage. It asked to meet with the Bank's people to propose a deal that would allow the Bank to sell its shares for a quick profit while insuring that Aberdeen would remain in control of our Fund. The Bank agreed to meet and in an undisclosed backroom deal, Aberdeen and the Bank agreed that our Fund would conduct an in kind tender offer for 40% of the outstanding shares at 90% of NAV. The reason the tender offer was in kind and not for cash was to insure that the Bank would be able to dispose of substantially all its shares. It knew that almost no small shareholders would tender for shares in 25 or 30 Australian companies whereas in a cash tender offer, far more small shareholders would tender. If that happened, the offer would likely be oversubscribed, in which case the Bank would be left with a sizeable position in our Fund after the tender offer.

In return, the Bank agreed to vote its shares for all of management's self-serving anti-shareholder proposals. The Bank was willing to do that only because it thought it would not have to bear the burden that its agreement to vote would impose on the non-tendering shareholders, i.e., higher management fees and more leverage. To add insult to injury, the Bank, having forsaken its goal of maximizing the return on its investment as a result of Aberdeen's unscrupulous tactics, made public a letter in which it "applauded" the in kind tender offer for being "in the best interests of the Fund's stockholders." The truth is the Bank would never vote for Aberdeen's proposals in the absence of a sweetheart deal to allow it to exit our Fund.

               How IAF Shareholders Can Fight Back

With the annual meeting approaching, we have been fed lies and deception regarding matters upon which we are to vote. What can shareholders do? Obviously, we should vote against management's proposals. But, you surely don't need me to tell you that. The problem is that even if shareholders overwhelmingly vote against the proposals, they may pass anyway because the Bank's stake is so large.

Fortunately, there is something else that we can do. In order for the Bank to participate in the proposed tender offer, it needs to get what is called an exemptive order from the SEC. Normally, the SEC might not scrutinize a request for such an exemptive order too carefully. However, if shareholders protest to the SEC, it may refuse to give the Bank an exemptive order. Without it, the Bank will not be able to tender its shares and it will be stuck in a leveraged fund with high fees just like the small investors it was all too willing to see screwed. Then, the Bank may feel compelled to do the right thing, i.e., to take action that will benefit all shareholders.

Therefore, I urge you to write a brief letter to the SEC asking that it not issue an exemptive order to the Bank because the proposed in kind tender offer is discriminatory and because the settlement between the Bank and Aberdeen is harmful to other shareholders. You should also request that the SEC hold a hearing before an order is issued. If the SEC does its job, i.e., protect small investors, there is a good chance that we can prevent the Bank and Aberdeen from enjoying the fruits of their secret anti-shareholder deal.

If you have any questions, please call me or email me at oplp@optonline.net.

Very truly yours,

Phillip Goldstein
President
Kimball & Winthrop, Inc.
General Partner